SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                                    PURSUANT
                          TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of Report (date of earliest event reported)                January 24, 2006


                              INNOVA HOLDINGS, INC.
                              ---------------------
             (Exact name of Registrant as specified in its charter)


            Delaware                       000-33231             95-4868120
--------------------------------------------------------------------------------
  (State or other jurisdiction           (Commission            (IRS Employer
of incorporation or organization)        File number)        Identification No.)


       17105 San Carlos Boulevard, Suite A6151, Fort Myers, Florida 33931
       ------------------------------------------------------------------
               (Address of principal executive offices) (Zip Code)


                                 (239) 466-0488
                                 --------------
              (Registrant's Telephone Number, Including Area Code)


                  ---------------------------------------------
                  (Former Address If Changed since Last Report)

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation for the registrant under any of the following provisions (see General Instruction A.2. below):

      |_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

                 SECTION 1 REGISTRANT'S BUSINESS AND OPERATIONS

Item 1.01 Entry into a Material Definitive Agreement

      On January 24, 2006, Innova Holdings, Inc. (the "Company") entered into a Letter Agreement (the "Agreement") with CoroWare, Inc. ("CoroWare"), under which the Company agreed to purchase and CoroWare agreed to sell all of its assets including, without limitation, all hardware, software, employee relations, customer contacts in the military and homeland security markets, contacts with Microsoft, Inc. and all other customers, and all other tangible and intangible assets including all developed software.

      CoroWare is a systems integration firm with particular expertise in the area of mobile service robotics. CoroWare is the only mobile service robotics company to join the Microsoft (R) Windows Embedded Partner Program. CoroWare uses the Windows XP Embedded operating system to power its mobile service robots, which are based on de facto standards, off-the-shelf hardware and proven software.

      The purchase price will consist of: (a) up to $450,000 in cash, of which $100,000 is non-contingent and the balance of $350,000 is contingent based on sales and the gross profit percentage of the CoroWare business; (b) up to 30,000,000 restricted shares of the Company's common stock, of which 5,000,000 are non-contingent and vest in three equal annual installments commencing one year from the closing, and the balance of 25,000,000 is contingent based on sales and the gross profit percentage of the Coroware business; and (c) 2,000,000 common stock options exercisable at $.018 per share, vesting in three equal annual installments commencing one year from the closing, with a term of ten years from the date of grant, to be allocated to employees of CoroWare. In addition, the Company shall assume specific liabilities of CoroWare in the amount of $98,168, and no other liabilities. The purchased business asssets will be placed in a new subsidiary of the Company, which will change its name to "CoroWare" after the closing.

      In the event that the Company enters into a binding agreement to sell all of its stock or assets, or all of the assets acquired from CoroWare, prior to receipt by CoroWare of all of the restricted share portion of the purchase price to be paid under the Agreement, then the remaining portion of the restricted share component of the purchase price shall be delivered to CoroWare immediately prior to the closing of such transaction.

      The new subsidiary shall enter an employment agreement with each key employee of CoroWare. In addition, in the first twelve month period following closing, such key employees shall be eligible for a compensation bonus based on sales of not less than $1,900,000.

      The Company's obligation to purchase the assets set forth in the Agreement is subject to a satisfactory due diligence review. If the Company does not notify CoroWare on or prior to April 30, 2006 that it is not satisfied with the results of the due diligence review, this requirement will be deemed met. For purposes of the Agreement, the Company will be deemed satisfied with the due diligence review if (a) audited financial statements to be delivered by CoroWare are not materially different from the unaudited financial information previously provided to the Company by Coroware; and (b) all other information relating to the business assets of CoroWare does not differ materially from the information provided to the Company by CoroWare prior to the date of the Agreement.

      The obligations under the Agreement terminate in the event that (a) a definitive written agreement is not executed by April 30, 2006; (b) the transaction contemplated by the Agreement has not closed by May 31, 2006; or (c) there is a material adverse change in the business of either the Company or CoroWare.

      The determination of the consideration to be paid in the transaction was determined in arms length negotiations between the Boards of Directors of the Company and CoroWare. The negotiations took into account the value of the assets sold to Company and the consideration paid. At the time of the transaction, there were no material relationships between CoroWare and the Company, or any of its affiliates, any director or officer of the Company, or any associate of any such officer or director.


                   SECTION 9-FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits.

      (c) Exhibits.

      10.1 Letter Agreement dated January 24, 2006 between the Company and CoroWare, Inc.

                                   SIGNATURES

      In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                        INNOVA HOLDINGS, INC.


Date: January 27, 2006                  By: /s/ Walter K. Weisel
                                            ------------------------------------
                                            Walter K. Weisel
                                            Chairman and Chief Executive Officer